Exhibit 99.2

Addendum to Employment
Agreement of James MacDonald

In addition to any other compensation to which Employee may be entitled from the Company, the Company will pay a bonus in 2008, 2009 and 2010 to Employee in the following amounts and subject to the following terms and conditions.

Bonus Amounts:

Year	Amount
2008	$ 53, 307.59
2009	$ 53, 307.59
2010	$ 53, 307.59

Terms and Conditions:

a.
Each bonus payment will be made on the regular salary pay date on which other annual bonuses are paid generally to officers reporting directly to the Chief Executive Officer, provided that in 2008 the payment date will be on or before April 30, 2008.

b.
The Employee will qualify for a bonus under this Addendum A in any year only if the Employee is employed by the Company and has otherwise performed all of his obligations under this Employment Agreement as of the scheduled payment date.  Both the Company.  The Company and  Employee agree that the Employee shall have no right or interest in all or any portion of any bonus payment hereunder before the relevant payment date and that no Bonus payment hereunder will be deemed earned or due prior to such date.

c.	Other than as explicitly stated herein, this Addendum will not be deemed to alter any obligation or condition of the Employment Agreement.

Accepted and Agreed

athenahealth, Inc.
by: ____________________
Title: _______________________
Date: _________________________

Employee
____________________________
Date: ___________________________